UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report: October 27, 2011

(Date of earliest event reported)

KIMCO REALTY CORPORATION

 (Exact Name of registrant as specified in charter)

Maryland

(State or other jurisdiction of incorporation)

1-10899	13-2744380
(Commission File Number)	(IRS Employer Identification No.)

3333 New Hyde Park Road, New Hyde Park, NY	11042-0020
(Address of Principal Executive Offices)	(Zip Code)

(516) 869-9000

( Registrant’s Telephone Number, Including Area Code

Not applicable

(Former name of former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[_]

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_]

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On October 27, 2011, Kimco Realty Corporation (the “Company”) entered into a new $1.75 billion unsecured revolving credit facility, pursuant to a Credit Agreement, dated as of October 27, 2011 (the “Credit Agreement”), among the Company, the subsidiaries of the Company from time to time parties thereto, the several banks, financial institutions and other entities from time to time parties to the Credit Agreement, the Issuing Lender party thereto, JPMorgan Chase Bank, N.A., a national banking association, as administrative agent, and the other parties thereto.

 Interest on borrowings under the Credit Agreement accrue at a spread (currently 1.05%) to LIBOR or, at the Company’s option, a spread (currently .05%) to the a base rate defined in the Credit Agreement, and in each case fluctuates in accordance with changes in the Company’s senior debt ratings. As part of this credit facility, the Company has a competitive bid option whereby the Company may auction up to $875 million of its requested borrowings to the bank group. This competitive bid option provides the Company the opportunity to obtain pricing below the currently stated spread to LIBOR of 1.05%. In addition, a portion of the facility is available for borrowings in alternative currencies such as Canadian Dollars, Euros, Sterling or Japanese Yen.

The credit facility is scheduled to expire on the fourth anniversary of the date of the Credit Agreement, with one one-year extension option. Pursuant to the terms of the Credit Agreement, the Company, among other things, is subject to covenants requiring the maintenance of (i) maximum indebtedness ratios and (ii) minimum interest and fixed coverage ratios. One wholly-owned subsidiary of the Company is a borrower under the Credit Agreement, and is therefore permitted to borrow loans thereunder.

The Company borrowed $140 million under the Credit Agreement on October 27, 2011, and used the proceeds, in part, to prepay all outstanding indebtedness under and terminate its $1.5 billion revolving credit facility dated October 25, 2007 and its CDN$250 million revolving credit facility, dated January 25, 2006. As of October 27, 2011, approximately $24.25 million and CDN$0.016 million of letters of credit were issued pursuant to the Credit Agreement.

The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Credit Agreement, which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 2.03.  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information in Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 2.03 by reference.

Item 9.01.  Financial Statements and Exhibits.

(d)

Exhibits.

The following are filed as Exhibits to this Report.

Exhibit No.	Exhibit Description

10.1

Credit Agreement, dated as of October 27, 2011, among Kimco Realty Corporation, a Maryland corporation, the subsidiaries of Kimco from time to time parties thereto, the several banks, financial institutions and other entities from time to time parties to the Credit Agreement, the Issuing Lender party thereto, Wells Fargo Bank, National Association, RBC Capital Markets, LLC and the Bank of Nova Scotia, as Syndication Agents, UBS Securities LLC, as Documentation Agent, Bank of America, N.A., Deutsche Bank Securities, Inc., the Royal Bank of Scotland PLC, and Citibank, N.A., as Co-Documentation Agents, Barclays Capital, the Investment Banking Division of Barclays bank PLC, of the Bank of Tokyo-Mitsubishi UFJ, LTD., Morgan Stanley Senior Funding, Inc., Regions Bank, U.S. Bank, National Association, SunTrust Bank, Compass Bank, and PNC Bank, N.A., as Managing Agents, and JPMorgan Chase Bank, N.A., a national banking association, as administrative agent for the Lenders thereunder

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KIMCO REALTY CORPORATION
Date: November 2, 2011	By:	/s/ Glenn G. Cohen
Name: Glenn G. Cohen Title: Executive Vice President, Chief Financial Officer and Treasurer

Exhibit Index

Exhibit No.	Exhibit Description

10.1

Credit Agreement, dated as of October 27, 2011, among Kimco Realty Corporation, a Maryland corporation, the subsidiaries of Kimco from time to time parties thereto, the several banks, financial institutions and other entities from time to time parties to the Credit Agreement, the Issuing Lender party thereto, Wells Fargo Bank, National Association, RBC Capital Markets, LLC and the Bank of Nova Scotia, as Syndication Agents, UBS Securities LLC, as Documentation Agent, Bank of America, N.A., Deutsche Bank Securities, Inc., the Royal Bank of Scotland PLC, and Citibank, N.A., as Co-Documentation Agents, Barclays Capital, the Investment Banking Division of Barclays bank PLC, of the Bank of Tokyo-Mitsubishi UFJ, LTD., Morgan Stanley Senior Funding, Inc., Regions Bank, U.S. Bank, National Association, SunTrust Bank, Compass Bank, and PNC Bank, N.A., as Managing Agents, and JPMorgan Chase Bank, N.A., a national banking association, as administrative agent for the Lenders thereunder